Exhibit 99.1

YARDVILLE NATIONAL BANCORP ANNOUNCES FOURTH QUARTER AND 2003 RESULTS

     Hamilton, N.J.- January 26, 2004- Yardville National Bancorp (NASDAQ:YANB) today announced significantly lower earnings for the quarter ended December 31, 2003 when compared to the same period a year ago, primarily due to charge-offs associated with two loan relationships. As a result, YNB’s net income decreased to $199,000 from the $3.3 million earned in the same period in 2002. Earnings per share on a diluted basis declined to $0.02 compared to $0.38 for the three months ended December 31, 2002.

     In the last quarter of 2003, YNB charged off approximately $4.7 million of a $10.2 million commercial loan relationship, after the borrower advised YNB during the quarter that the company had determined to cease operations. As previously disclosed, YNB did not expect recovery of the entire loan relationship, but at this time does not anticipate additional material charge-offs related to it. In addition, approximately $2.0 million of an $8.6 million commercial loan relationship to another borrower was charged off in the fourth quarter of 2003. YNB continues to work closely with the borrower to reach a resolution, but the ultimate collectibility of the balance cannot be determined at this time. The resultant provision for loan losses of $6.1 million for the fourth quarter of 2003, primarily from these two loan relationships, negatively impacted the fourth quarter and earnings for the full year. Overall credit quality, however, has remained relatively strong, with nonperforming assets of $10.6 million, or 0.44 percent of total assets at December 31, 2003 compared to $7.3 million, or 0.33 percent of total assets at the same date in 2002. The allowance for loan losses at December 31, 2003 totaled $17.3 million, or 1.20 percent of total loans, covering 162.5 percent of total nonperforming loans.

     “While we are disappointed in our fourth quarter and full year earnings,” stated YNB President and CEO Patrick M. Ryan, “our overall asset quality trends, absent the previously mentioned loan relationships, have remained positive. We will continue our policies of strict loan underwriting standards and anticipate a return to our traditional loan quality performance in 2004,” he added.

     YNB did experience net interest income growth of $6.7 million in 2003, primarily due to the continued strong growth in commercial lending and a lower cost of funds. Offsetting the improvement in net interest income, however, was a $5.0 million increase in the provision for loan losses, a $7.1 million increase in non-interest expenses, and a $1.6 million decline in net securities gains. The combination of these factors resulted in lower net income for 2003.

     Net income for 2003 decreased $3.7 million to $10.3 million, a 26.4 percent decline from the $14.0 million reported in 2002. Diluted earnings per share decreased 42.3 percent to $0.97 in 2003 from $1.68 in the prior year. The diluted earnings per share decreases, both for the quarter and year, were attributable to both lower net income as noted above and to the greater number of weighted average common shares outstanding resulting from the December 2002 stock offering.

     “The rise in non-interest expenses is, in part, due to the ongoing implementation of our retail strategy, designed to ultimately lower our cost of funds and enhance the value of our franchise. Another factor contributing to the increase is the much stricter regulatory environment in which we must function,” Mr. Ryan explained. “We must, therefore, further improve the top-line, or revenue stream, in order to absorb these costs and continue to grow as a supercommunity bank,” he said.

     “During 2003, we took actions to improve our net interest margin for 2004,” continued Mr. Ryan. “Ongoing quality commercial loan growth, the improvement in our investment portfolio yield, and a lower cost of funds should have a positive impact on net interest income as we enter the new year,” he added.

     YNB also maintained its outstanding growth trend in both loans and deposits for the year ended December 31, 2003. Total loans, led by commercial loans, increased 20.8 percent to $1.44 billion compared with $1.20 billion at the end of 2002. Total deposits at December 31, 2003 increased to $1.48 billion from $1.27 billion a year ago.

     “We remain focused on expanding and enhancing our franchise as well as positioning YNB for the future, and our retail strategy is an important part of our growth plans,” further noted Mr. Ryan. “In 2003 we successfully marketed our concept of ‘Banking on a More Personal Level,’ and attracted new deposits in new markets with the promotion of our ‘Simply Better Checking’ product. Increasing our retail presence has further enhanced the value of YNB, and we have targeted additional branch locations for expansion in the future,” he concluded.

     During 2003, YNB opened three new branches, including its first branch in Somerset County, New Jersey in the second quarter. In December, YNB completed the first branch acquisition in its history by acquiring the Lawrence branch of First Savings Bank, a subsidiary of First Sentinel Bancorp, Inc. further expanding the bank’s retail network in Mercer County. YNB completed 2003 by opening its second branch in Somerset County – its twenty-second overall – in Hillsborough in the last week of December.

     YNB maintained its solid capital foundation in 2003, as all capital ratios exceeded those required by regulatory authorities to be considered well-capitalized. Shareholders were also rewarded in 2003, as YNB paid cash dividends totaling $0.46, an increase of 4.5 percent from cash dividends of $0.44 paid in 2002.

     “With 2003 behind us we are confident about our prospects for success in 2004,” said Stephen F. Carman, YNB Executive Vice President and CFO. “We expect the pace of our earnings growth to substantially increase due to our projected commercial loan growth, an anticipated lower cost of funds, and controlled growth of non-interest expenses,” he added. “Further, our balance sheet is positioned to take advantage of gradually increasing interest rates. Finally, based on current internal financial models, we are projecting loans to grow 15 to 20 percent this year, our net interest margin to reach 3.00 percent by the end of 2004, our efficiency ratio to be less than 60 percent, and net income to grow by 25 to 30 percent based on our year-end 2002 earnings of $14.0 million,” he concluded.

     With $2.43 billion in assets as of December 31, 2003, YNB serves individuals and small-to mid-sized businesses in the dynamic New York City-Philadelphia corridor through a network of 22 branches in Mercer, Hunterdon, Somerset, Middlesex and Burlington counties in New Jersey and Bucks County in Pennsylvania. Headquartered in Mercer County, YNB emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.

Yardville National Bancorp
Summary of Financial Information
(Unaudited)

	Three Months Ended		Years Ended
	December, 31		December 31,

(in thousands, except per share amounts)	2003	2002	2003	2002

Stock Information:
Weighted average shares outstanding:
Basic	10,395	8,409	10,391	8,124
Diluted	10,748	8,621	10,652	8,319
Shares outstanding end of period	10,439	10,396
Earnings per share:
Basic	$0.02	$0.39	$0.99	$1.72
Diluted	0.02	0.38	0.97	1.68
Dividends paid per share	0.115	0.11	0.46	0.44
Book value per share	13.80	14.08
Tangible book value per share	13.61	14.08
Closing price per share	25.74	17.24
Closing price to tangible book value	189.13%	122.44%

Key Ratios:
Return on average assets	0.03%	0.60%	0.44%	0.67%
Return on average stockholders’ equity	0.55	11.50	7.09	13.45
Net interest margin (tax equivalent)	2.60	2.33	2.42	2.36
Equity-to-assets at period end	5.91	6.54
Tier 1 leverage ratio (1)	8.04	8.16

Asset Quality Data:
Net loan charge-offs	$6,875	$794	$8,886	$1,096

Nonperforming assets as a percentage of total assets	0.44%	0.33%

Allowance for loan losses at period end as a percent of:
Total loans	1.20	1.41

Nonperforming loans	162.55	268.11

Nonperforming assets at period end:
Nonperforming loans	$10,640	$6,274
Other real estate	—	1,048

Total nonperforming assets	$10,640	$7,322

(1) Tier 1 leverage ratio is Tier 1 capital to adjusted average assets

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,

(in thousands, except per share amounts)	2003	2002	2003	2002

INTEREST INCOME:
Interest and fees on loans	$22,623	$20,190	$85,529	$75,395
Interest on deposits with banks	32	16	121	60
Interest on securities available for sale	7,956	9,455	32,213	40,498
Interest on investment securities:
Taxable	42	59	192	690
Exempt from Federal income tax	748	594	2,796	2,345
Interest on Federal funds sold	59	206	523	1,157

Total Interest Income	31,460	30,520	121,374	120,145

INTEREST EXPENSE:
Interest on savings account deposits	2,589	2,742	10,834	11,228
Interest on certificates of deposit of $100,000 or more	924	1,241	4,014	5,184
Interest on other time deposits	3,405	4,278	14,521	17,747
Interest on borrowed funds	8,944	9,353	35,799	36,403
Interest on subordinated debentures	789	775	3,026	3,100

Total Interest Expense	16,651	18,389	68,194	73,662

Net Interest Income	14,809	12,131	53,180	46,483
Less provision for loan losses	6,135	1,450	9,360	4,375

Net Interest Income After Provision for Loan Losses	8,674	10,681	43,820	42,108

NON-INTEREST INCOME:
Service charges on deposit accounts	677	562	2,388	2,203
Securities gains, net	249	562	1,513	3,084
Income on bank owned life insurance	482	418	2,036	1,678
Other non-interest income	472	330	2,157	1,339

Total Non-Interest Income	1,880	1,872	8,094	8,304

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,610	4,773	21,433	17,890
Occupancy expense, net	1,004	939	3,934	3,507
Equipment expense	807	688	2,955	2,423
Other non-interest expense	3,277	1,658	9,837	7,224

Total Non-Interest Expense	10,698	8,058	38,159	31,044

Income (loss) before income tax (benefit) expense	(144)	4,495	13,755	19,368
Income tax (benefit) expense	(343)	1,212	3,446	5,364

Net Income	$199	$3,283	$10,309	$14,004

EARNINGS PER SHARE:
Basic	$0.02	$0.39	$0.99	$1.72
Diluted	0.02	0.38	0.97	1.68

Weighted average shares outstanding:
Basic	10,395	8,409	10,391	8,124
Diluted	10,748	8,621	10,652	8,319

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Condition
(Unaudited)

	December 31,

(in thousands)	2003	2002

Assets:
Cash and due from banks	$25,785	$28,608
Federal funds sold	7,370	72,485

Cash and Cash Equivalents	33,155	101,093

Interest bearing deposits with banks	20,552	2,501
Securities available for sale	796,579	820,665
Investment securities	68,686	54,690
Loans	1,443,355	1,195,143
Less: Allowance for loan losses	(17,295)	(16,821)

Loans, net	1,426,060	1,178,322
Bank premises and equipment, net	12,307	12,208
Other real estate	—	1,048
Bank owned life insurance	42,816	40,850
Other assets	29,610	20,081

Total Assets	$2,429,765	$2,231,458

Liabilities and Stockholders’ Equity:
Deposits
Non-interest bearing	$163,812	$126,183
Interest bearing	1,319,997	1,146,103

Total Deposits	1,483,809	1,272,286

Borrowed funds
Securities sold under agreements to repurchase	10,000	10,000
Federal Home Loan Bank advances	726,000	746,000
Obligation for Employee Stock Ownership Plan (ESOP)	755	400
Other	1,325	1,311

Total Borrowed Funds	738,080	757,711

Subordinated debentures	46,000	32,500
Other liabilities	18,319	23,022

Total Liabilities	$2,286,208	$2,085,519

Stockholders’ equity:
Common stock: no par value	90,079	89,297
Surplus	2,205	2,205
Undivided profits	56,152	50,633
Treasury stock, at cost	(3,160)	(3,154)
Unallocated ESOP shares	(755)	(400)
Accumulated other comprehensive (loss) income	(964)	7,358

Total Stockholders’ Equity	143,557	145,939

Total Liabilities and Stockholders’ Equity	$2,429,765	$2,231,458

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2003			December 31, 2002

			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost

INTEREST EARNING ASSETS:
Deposits with other banks	$12,535	$32	1.02%	$2,707	$16	2.36%
Federal funds sold	24,413	59	0.97	59,583	206	1.38
Securities	858,333	8,746	4.08	901,554	10,108	4.48
Loans (1)	1,434,531	22,623	6.31	1,171,590	20,190	6.89

Total interest earning assets	$2,329,812	$31,460	5.40%	$2,135,434	$30,520	5.72%

NON-INTEREST EARNING ASSETS:
Cash and due from banks	$26,656			$24,149
Allowance for loan losses	(17,231)			(16,274)
Premises and equipment, net	11,967			11,867
Other assets	69,892			50,897

Total non-interest earning assets	91,284			70,639

Total assets	$2,421,096			$2,206,073

INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets and interest bearing demand	$736,706	$2,589	1.41%	$510,137	$2,742	2.15%
Certificates of deposit of $100,000 or more	131,367	924	2.81	149,628	1,241	3.32
Other time deposits	449,885	3,405	3.03	492,220	4,278	3.48

Total interest bearing deposits	1,317,958	6,918	2.10	1,151,985	8,261	2.87
Borrowed funds	737,558	8,944	4.85	758,000	9,353	4.94
Subordinated debentures	46,000	789	6.86	32,500	775	9.54

Total interest bearing liabilities	$2,101,516	$16,651	3.17%	$1,942,485	$18,389	3.79%

NON-INTEREST BEARING LIABILITIES:
Demand deposits	$155,561			$127,479
Other liabilities	18,458			21,882
Stockholders’ equity	145,561			114,227

Total non-interest bearing liabilities and stockholders’ equity	$319,580			$263,588

Total liabilities and stockholders’ equity	$2,421,096			$2,206,073

Interest rate spread (2)			2.23%			1.93%

Net interest income and margin (3)		$14,809	2.54%		$12,131	2.27%

Net interest income and margin (tax equivalent basis)(4)		$15,153	2.60%		$12,447	2.33%

(1)	Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(2)	The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	In order to present pre-tax income and resultant yields on tax exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has the effect of increasing interest income by $344,000 and $316,000 for the three month periods ended December 31, 2003 and 2002, respectively.

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Year Ended			Year Ended
	December 31, 2003			December 31, 2002

			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost

INTEREST EARNING ASSETS:
Deposits with other banks	$10,383	$121	1.17%	$2,887	$60	2.08%
Federal funds sold	48,102	523	1.09	72,790	1,157	1.59
Securities	877,456	35,201	4.01	863,695	43,533	5.04
Loans (1)	1,323,243	85,529	6.46	1,085,306	75,395	6.95

Total interest earning assets	$2,259,184	$121,374	5.37%	$2,024,678	$120,145	5.93%

NON-INTEREST EARNING ASSETS:
Cash and due from banks	$25,428			$22,965
Allowance for loan losses	(17,060)			(14,771)
Premises and equipment, net	12,085			11,363
Other assets	67,005			51,198

Total non-interest earning assets	87,458			70,755

Total assets	$2,346,642			$2,095,433

INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets and interest bearing demand	$662,262	$10,834	1.64%	$469,985	$11,228	2.39%
Certificates of deposit of $100,000 or more	137,168	4,014	2.93	148,119	5,184	3.50
Other time deposits	457,717	14,521	3.17	469,858	17,747	3.78

Total interest bearing deposits	1,257,147	29,369	2.34	1,087,962	34,159	3.14
Borrowed funds	742,877	35,799	4.82	735,201	36,403	4.95
Subordinated debentures	39,153	3,026	7.73	32,500	3,100	9.54

Total interest bearing liabilities	$2,039,177	$68,194	3.34%	$1,855,663	$73,662	3.97%

NON-INTEREST BEARING LIABILITIES:
Demand deposits	$139,332			$118,154
Other liabilities	22,728			17,493
Stockholders’ equity	145,405			104,123

Total non-interest bearing liabilities and stockholders’ equity	$307,465			$239,770

Total liabilities and stockholders’ equity	$2,346,642			$2,095,433

Interest rate spread (2)			2.03%			1.96%

Net interest income and margin (3)		$53,180	2.35%		$46,483	2.30%

Net interest income and margin (tax equivalent basis)(4)		$54,599	2.42%		$47,728	2.36%

(1)	Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(2)	The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	In order to present pre-tax income and resultant yields on tax exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has the effect of increasing interest income by $1,419,000 and $1,245,000 for the years ended December 31, 2003 and 2002, respectively.